Exhibit 99.1

To: The Board of Directors of Kun Peng International Ltd. (“Company”)

From: MAO Xiangyi

Dated: November 30，2021

I hereby tender my resignation from as the Chief Executive Officer of Kun Peng International Ltd. (formerly CX Network Group, Inc.) effective as of December 1，2021. I am tendering my reservation for personal reasons, and not as the result of a disagreement with the Company or the Board of Directors.

Also, I will make myself available as needed to assist with an orderly transition of my responsibilities to other members of management.

I hereby confirm and acknowledge that I have no claim against the Company for loss of office, salary, compensation, or for any reason whatsoever. Further, I will execute a mutual release of any claims that I may have against the Company, if requested to do so by the Board of Directors.

/s/ MAO Xiangyi
MAO Xiangyi